Exhibit 99.1

FOR IMMEDIATE RELEASE

TAMPA ELECTRIC FILES TO DEMONSTRATE NEED FOR IGCC PLANT, SEEKS

RENEWABLE CAPACITY

Tampa, FL – July 20, 2007 – Tampa Electric today filed a petition with the Florida Public Service Commission (FPSC) to demonstrate the company’s need to build the proposed 632-megawatt Polk Unit 6, an Integrated Coal Gasification Combined Cycle (IGCC) facility. The new unit would be located on the site of its existing Polk Power Station in Polk County, Florida, which was originally selected by an independent community task force comprised of 17 citizens and community leaders from environmental groups, businesses and universities. The determination of need by the FPSC is in accordance with the Florida Power Plant Siting Act.

Following the Serve to Preserve Climate Change Conference hosted by Governor Charlie Crist last week, the company believes its IGCC plans for Polk 6, along with the expansion of the company’s energy efficiency programs and its recent renewable energy request for proposal, are aligned with the Governor’s strategy. They are also consistent with the company’s record of dramatic emissions reductions over the past several years.

TECO Energy President and Chief Operating Officer John Ramil said, “Our integrated plans offer our customers and the communities we serve a good balance of environmental responsibility, energy reliability and economic sustainability.”

Tampa Electric President Chuck Black said, “We continue to think that IGCC is consistent with a sensible energy strategy for our customers and for the state. It offers the best platform to deal with carbon emissions among fossil fuel technologies – including natural gas. And, it allows us to take a step away from our state’s over-reliance on natural gas, which over the life of the plant will save our customers money and improve reliability and security.”

Tampa Electric plans to proceed with the development of Polk 6, which would be expected to begin commercial operation by 2013. The company currently estimates the cost for Polk 6 to be approximately $2 billion, which includes an estimated $1.6 billion for engineering, procurement and construction, with approximately $400 million in additional related costs, such as transmission infrastructure, environmental permitting, project management, staffing and training, and contingency costs. The current estimated cost for Polk 6 is comparable to other similar-sized IGCC facilities that have been proposed by other utilities.

Customer and environmental benefits

The capacity expected from Polk 6 would allow Tampa Electric to continue to reliably and cost-effectively meet customers’ increasing demand for electricity in the company’s growing service area. The positive environmental profile of IGCC technology continues Tampa Electric’s commitment to environmentally responsible electricity production.

Tampa Electric was awarded $133.5 million in Internal Revenue Service (IRS) clean coal tax credits in November 2006 for Polk 6. The purpose of the joint IRS and Department of Energy tax credit program is the deployment of clean coal-based generation technologies.

“These tax credits and the ability to use lower-cost fuels represent future savings to our customers. Our goal is to receive regulatory approval for Polk 6 in a timely manner, which will allow us to proceed in obtaining approval from other state agencies and the Power Plant Siting Board to build this state-of-the-art IGCC plant,” said Black.

The company expects that the FPSC will hold a hearing in the October 2007 timeframe and issue a decision shortly after the hearing has concluded.

Tampa Electric and IGCC

Through a chemical process, IGCC technology converts low-cost solid fuels into a synthesis gas, which is burned in a conventional combustion turbine to produce electricity. Polk 6 will be designed with the capability to use biomass as a fuel – this technology has been successfully tested in the company’s existing Polk Unit 1. The heat produced by the combustion turbines is captured to produce steam, which powers a steam turbine that also produces electricity. This process results in fewer emissions of nitrogen oxides, sulfur dioxide, particulates and mercury than any other coal-fired technology.

Tampa Electric was the first utility in the nation to commercialize IGCC technology in partnership with the Department of Energy’s clean coal technology program by developing Polk 1 in 1996. The plant recently celebrated its 10th anniversary of bringing affordable, environmentally friendly energy from coal to Tampa Electric’s customers.

Polk 1 has generated more electricity from clean-burning synthesis gas than any other facility in the world. The Polk Power Station has been named the cleanest coal-fired power plant in North America by a Canadian research group that surveyed more than 400 plants in Canada, the United States and Mexico. Polk Unit 1 is also the lowest-cost unit in the company’s generating fleet.

In addition to being a highly efficient part of Tampa Electric’s system, Polk 1 is also a showcase facility and shares information on its operations with thousands of visitors each year, from around the world, including university professors, high-ranking energy officials and members of Congress.

Energy efficiency and renewables

Tampa Electric is committed to developing and implementing energy efficiency, conservation and renewable energy programs – programs that have helped to delay the need to build additional generating facilities and helped protect the environment.

Since 1981 the company has spent approximately $400 million in energy efficiency programs which, during that time have helped to reduce summer peak demand by 222 megawatts and winter peak demand by 659 megawatts. Tampa Electric continues to search for ways to encourage energy efficiency, and recently filed with the FPSC for permission to expand its conservation offerings to both residential and business customers.

For residential customers, the company is seeking to offer a new Energy Planner Program, which is designed to give them control of their daily energy usage by providing programmable thermostats in conjunction with multiple pricing tiers throughout the day, a low income program, an energy awareness pilot program for eighth-grade students and numerous enhancements to the company’s existing residential conservation programs.

For commercial customers, Tampa Electric is seeking permission to offer several new programs that promote energy conservation through the utilization of more efficient electric motors, indoor and outdoor lighting technologies and high efficiency air conditioning and chiller equipment.

In 1999, the company installed an 18,000-watt solar panel at the Museum of Science and Industry in Tampa. Additional installations include a 4,000-watt solar panel at Walker Middle School in Odessa, Florida and a 7,000-watt solar panel at Tampa Electric’s Manatee Viewing Center in Apollo Beach. The company recently installed the largest solar array in Florida’s schools at Middleton High School in Tampa, a 10,500-watt array that will be part of the school’s curriculum. The four installations combined total almost 40,000 watts. Tampa Electric will continue to support solar energy initiatives with plans to install additional solar arrays in its service territory.

In late June 2007, Tampa Electric issued a Request for Proposal for 150 megawatts of renewable energy produced in Florida. The company is seeking electrical, mechanical or thermal energy produced from a method that uses one or more of the following fuels or energy sources: hydrogen, biomass, solar energy, geothermal energy, wind energy, ocean energy, waste heat or hydroelectric power.

Tampa Electric Company is the principal subsidiary of TECO Energy, Inc. (NYSE: TE), an integrated energy-related holding company with regulated utility businesses, complemented by a family of unregulated businesses. Tampa Electric Company is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and electric generation and distribution in Guatemala.

Note: This press release contains forward-looking statements about expected costs and benefits of proposed Polk Unit 6, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. Forward-looking statements are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: commodity price and operating cost changes affecting estimated construction costs and capital expenditures, fuel cost recoveries and cash at Tampa Electric; regulatory actions by federal, state or local authorities; general economic conditions in Tampa Electric’s service area affecting energy sales; weather variations and changes in customer energy usage pattern affecting sales and operating costs at Tampa Electric and the effect of hurricanes or other extreme weather conditions. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2006.

Contact:	Laura Duda (Media)	Mark Kane (Investors)
	813-228-1572	813-228-1772